Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on this 28th day of April, 2010 (the “Commencement Date”) by and between Penn National Gaming, Inc., a Pennsylvania corporation (the “Company”), and Peter M. Carlino, an individual residing in Pennsylvania (“Executive”).

WHEREAS, Executive and Company previously entered into an Employment Agreement dated December 31, 2008 (the “Prior Agreement”); and

WHEREAS, the parties wish to renew and update the Prior Agreement with the terms set forth below in this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                       Employment.  The Company hereby agrees to employ Executive and Executive hereby accepts such employment, in accordance with the terms, conditions and provisions hereinafter set forth.

1.1.                              Duties and Responsibilities.  Executive shall serve as Chairman of the Board and Chief Executive Officer of the Company.  Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to him by the Board of Directors of the Company (the “Board”).  Executive’s principal place of employment shall be in Wyomissing, Pennsylvania.

1.2.                              Term.  The term of this Agreement shall begin on the date hereof and shall terminate at the close of business on the fifth anniversary of the Commencement Date (the “Initial Term”), unless earlier terminated in accordance with Section 3 hereof.  The term of this Agreement may be renewed for additional periods (each, a “Renewal Term” and, together with the Initial Term, the “Employment Term”) only upon the execution of a written renewal by the parties hereto.  Notwithstanding the foregoing to the contrary, Sections 5 through 21 shall survive any termination of the Employment Term until the expiration of any applicable time periods set forth in Sections 5, 6 and 7.  In addition, that portion of Section 3.4(b) relating to the payment of severance upon non-renewal of this Agreement will be deemed to survive the Employment Term to the extent necessary to accomplish its intended purpose.

1.3.                              Extent of Service.  Executive agrees to use Executive’s best efforts to carry out Executive’s duties and responsibilities and, consistent with the other provisions of this Agreement, to devote substantially all of Executive’s business time, attention and energy thereto.  The foregoing shall not be construed as preventing Executive from serving on the board of philanthropic organizations, or providing oversight with respect to his personal investments (including Carlino Development Group and its affiliates) and the Carlino Family Trust and its affiliates, so long as such service does not materially interfere with Executive’s duties hereunder.

2.                                       Compensation.  For all services rendered by Executive to the Company, the Company shall compensate Executive as set forth below.

2.1.                              Base Salary.  The Company shall pay Executive a base salary (“Base Salary”), commencing on the Commencement Date, at the annual rate of at least One Million Six Hundred Fifty Five Thousand and Four Dollars ($1,655,004), payable in installments at such times as the Company customarily pays its other senior executives (“Peer Executives”).  Executive’s performance and Base Salary shall be reviewed annually.  Any increase in Base Salary or other compensation shall be made at the discretion of the Board or the compensation committee of the Board (the “Compensation Committee”).

2.2.                              Cash Bonuses.  Executive shall participate in the Company’s annual incentive compensation plan applicable to Peer Executives.  Each annual bonus award earned in a fiscal year shall be paid pursuant to the terms of the annual incentive plan document (if any) by March 15 of the immediately following fiscal year, unless the written bonus plan provides for a different payment date or unless Executive shall elect to defer the receipt of such bonus award pursuant to an arrangement that meets the requirements of Section 409A of the Code (“Section 409A”).

2.3.                              Equity Compensation.  The Company may grant to Executive options or other equity compensation pursuant to, and subject to the terms and conditions of, the then current equity compensation plan of Penn National Gaming, Inc.  The Compensation Committee shall set the amount and terms of such options or other equity compensation.

2.4.                              Other Benefits.  Executive shall be entitled to participate in all other employee benefit plans and programs, including, without limitation, health, vacation, retirement, deferred compensation or SERP, made available to other Peer Executives, as such plans and programs may be in effect from time to time and subject to the eligibility requirements of the each plan.  Nothing in this Agreement shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time, as the Company deems appropriate.

2.5.                              Vacation, Sick Leave and Holidays.  Executive shall be entitled in each calendar year to six (6) weeks of paid vacation time.  Each vacation shall be taken by Executive at such time or times as agreed upon by the Company and Executive, and any portion of Executive’s allowable vacation time not used during the calendar year shall be subject to the Company’s payroll policies regarding carryover vacation.  Executive shall be entitled to holiday and sick leave in accordance with the Company’s holiday and other pay for time not worked policies.

2.6.                              Reimbursement of Expenses.  Executive shall be provided with reimbursement of reasonable expenses related to Executive’s employment by the Company on a basis no less favorable than that authorized from time to time for Peer Executives.  Such reimbursements shall be made in such manner and at such times as provided in the reimbursement policies applicable to Peer Executives.

2.7.                              Automobile.  During the term of this Agreement, the Company shall provide Executive with an automobile of such make and model consistent with the Company’s policy for its provision of automobiles to Peer Executives.  The Company shall reimburse Executive for all expenses arising from or related to the maintenance, repair and daily operation of such automobile in carrying out Executive’s duties hereunder, including but not limited to, fuel, service and insurance costs, provided that Executive presents vouchers evidencing such expenses as required by the Company.

2.8.                              Perquisites.  The Company shall continue to reimburse Executive for annual membership fees and assessments for a country club of Executive’s choice.  The Company shall pay the premiums for a life insurance policy in an amount to be determined by the Company and Executive.

3.                                       Termination.  Executive’s employment may be terminated prior to the end of the Employment Term in accordance with, and subject to the terms and conditions, set forth below.

3.1.                              Termination by the Company.

(a)                                  Without Cause.  The Company may terminate Executive’s employment at any time without Cause (as such term is defined in subsection (b) below) upon delivery of written notice to Executive, which notice shall set forth the effective date of such termination.

(b)                                 With Cause.  The Company may terminate Executive’s employment at any time for Cause effective immediately upon delivery of written notice to Executive.  As used herein, the term “Cause” shall mean:

(i)                                     Executive shall have been convicted of a felony or any misdemeanor involving allegations of fraud, theft, perjury or conspiracy;

(ii)                                  Executive is found disqualified or not suitable to hold a casino or other gaming license by a governmental gaming authority in any jurisdiction where Executive is required to be found qualified, suitable or licensed;

(iii)                               Executive materially breaches any material Company policy or any material term hereof, including, without limitation, Sections 4 through 7 and, in each case, fails to cure such breach within 15 days after receipt of written notice thereof; or

(iv)                              Executive misappropriates corporate funds as determined in good faith by the Board.

3.2.                              Termination by the Executive.  Executive may voluntarily terminate employment for any reason effective upon 60 days’ prior written notice to the Company, unless the Company waives such notice requirement (in which case the Company shall notify Executive in writing as to the effective date of termination).  The Company and Executive, however, recognize and agree that they mutually agreed upon the term of this Agreement and that Executive is expected to complete fully the Employment Term.

3.3.                              Termination for Death or Disability.  In the event of the death or total disability of Executive, Executive’s employment shall terminate effective as of the date of Executive’s death or disability.  The term “disability” shall have the definition set forth in the Company’s Long Term Disability Insurance Policy in effect at the time of such determination.

3.4.                              Payments Due Upon Termination.

(a)                                  Already Accrued Base Salary and Expense.  Upon any termination of employment during the Employment Term, Executive shall be entitled to receive any amounts due for Base Salary accrued but unpaid through the effective date of termination, and such amounts shall be paid in accordance with the Company’s then current payroll system for Peer Executives.  Any expenses incurred but not reimbursed through the effective date of termination shall be paid at such time and in such manner as provided under the Company’s expense reimbursement policy applicable to Peer Executives.

(b)                                 Severance Pay and Benefits.  Subject to the conditions in subsection (c) hereof, if Executive’s employment is terminated under Section 3.1(a) or Section 3.3, if Executive resigns with Good Reason (as defined below), or if Executive delivers a written notice of resignation within 30 days after the expiration of the Employment Term and the Company does not offer to renew the Employment Term during such 30-day period on terms no less favorable in the aggregate to the Executive than those contained herein and Executive thereupon terminates his employment at the end of such 30-day period, then Executive will be entitled to receive, and the Company will provide Executive with, the following severance pay and benefits (in addition to any amounts payable under subsection (a) hereof); provided, for purposes of Section 409A, each payment (whether an installment or lump sum) of severance pay under this subsection (b) shall be considered a separate payment:

(i)                                     Amount of Post-Employment Base Salary and Bonus.  The Company shall pay to Executive an amount equal to the product of (A) the sum of (1) Executive’s monthly Base Salary at the highest rate in effect during the 24-month period immediately preceding the date of Executive’s termination of employment (the “Termination Date”), and (2) Executive’s monthly bonus value (determined by dividing by 12 the highest amount of annual cash bonus compensation paid to Executive in respect of either the first or second full calendar year immediately preceding the Termination Date; and (B) the greater of (1) the number of full and partial months remaining in the Employment Term as of the Termination Date, and (2) 36 months (with the period described in clause (B) hereof being referred to as the “Severance Period”).

(ii)                                  Payment of Post-Employment Base Salary and Bonus.  The amount described in subsection (b)(i) shall be paid to Executive in cash in two lump-sum payments as follows: (A) 75% of such amount shall be paid within 15 days after the Termination Date but no later than March 15 of the calendar year following the year in which this payment vests; and (B) the remaining 25% of such amount shall be paid in a lump sum by March 15 of the calendar year following the calendar year in which this payment vests.

(iii)                               Continued Medical Benefits Coverage.  During the Severance Period, the Company shall provide Executive, and, if any, Executive’s spouse and dependents with medical benefits coverage substantially similar to the coverage in effect on the effective date of termination.  After the Severance Period, Executive and his dependents will have the opportunity under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) to elect COBRA continuation coverage.  If elected in a timely manner, COBRA coverage generally will commence as of the first day of the next calendar month after the end of the Severance Period and will end on the last day of the 18th month thereafter (unless an earlier end date or an extension is required under COBRA).

(iv)                              Vesting of Stock Options.  All options and other equity incentive awards granted to Executive that would have vested during the Severance Period shall vest as of the Termination Date, provided, however, that any such options may not be exercised during the Severance Period until the same time(s) as such options would have vested had Executive continued to be employed through the Severance Period.  Each such option, and any other stock option that was already vested immediately prior to the Termination Date, will survive until the later of (A) the end of the post-termination exercise period otherwise applicable under the terms of that option, or (B) the end of the 120th day following the end of the Severance Period (but in either case, no later than the end of the full original option term).  Any otherwise unvested option or equity incentive award that would not have vested during the Severance Period shall terminate on the Termination Date.

(c)                                  Release Agreement.  Executive’s entitlement to any severance pay and benefit subsidies under Section 3(b) is conditioned upon Executive’s first entering into a release agreement in substantially the form attached hereto as Exhibit “A”; provided, such release agreement shall be delivered to Executive within 7 days after the Termination Date.  To provide sufficient time for Executive to review such release, and for such release to become irrevocable once executed and delivered, any payment of severance pay or benefit subsidies sooner due under subsection (b) hereof shall be delayed until the 35th day following the Termination Date.

(d)                                 No Other Payments or Benefits.  Except as otherwise provided in this Section 3.4, Section 8 or Section 9, no other payments or benefits shall be due under this Agreement to Executive.

3.5.                              Notice of Termination.  Any termination of Executive’s employment shall be communicated by a written notice of termination delivered within the time period specified in this Section 3.  The notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, and (iii) specify the termination date in accordance with the requirements of this Agreement.

4.                                       No Conflicts of Interest.  Executive agrees that throughout the period of Executive’s employment hereunder or otherwise, Executive will not perform any activities or services, or accept other employment that would materially interfere with or present a conflict of interest concerning Executive’s employment with the Company.  Executive agrees and acknowledges that Executive’s employment by the Company is conditioned upon Executive adhering to and complying with the business practices and requirements of ethical conduct set forth in writing from time to time by the Company in its employee manual or similar publication.  Executive represents and warrants that no other contract, agreement or understanding to which Executive is a party or may be subject will be violated by the execution of this Agreement by Executive.

5.                                       Confidentiality.  Executive recognizes and acknowledges that Executive will have access to certain confidential information of the Company and that such information constitutes valuable, special and unique property of the Company (including, but not limited to, information such as business strategies, identity of acquisition or growth targets, marketing plans, customer lists, and other business related information for the Company’s customers).  Executive agrees that Executive will not, for any reason or purpose whatsoever, during or after the term of employment, disclose any of such confidential information to any party, and that Executive will keep inviolate and secret all confidential information or knowledge which Executive has access to by virtue of Executive’s employment with the Company, except as otherwise may be necessary in the ordinary course of performing Executive’s duties with the Company.

6.                                       Non-Competition.

(a)                                  As used herein, the term “Restriction Period” shall mean a period equal to: (i) the remainder of the Employment Term in effect on the effective date of termination if Executive resigns other than for Good Reason, or (ii) the Severance Period if Executive’s employment is terminated for one of the events specified in Section 3.4(b) (other than resignation for Good Reason).  In the event the Executive is terminated by the Company for one of the events specified in Section 3.4(b), during the Severance Period Executive may elect to terminate the Restriction Period at any time by delivering written notice to the Company that Executive has made such election and that, in consideration therefore, is forfeiting the right to receive any payment or the right to receive any future payments under Section 3.4(b) or an equivalent amount under Section 8; provided however, if Executive elects to terminate the Restriction Period and Executive has already received payment pursuant to Section 3.4(b) or an equivalent amount under Section 8, Executive shall reimburse the Company for that portion of the severance payments already received by Executive which relates to the number of days left in the Severance Period.  For clarity, regardless of whether Executive shall receive payments pursuant to Section 3.4(b) or Section 8 of this Agreement in order to reduce the Restriction Period, Executive shall only be required to forfeit or re-pay the amounts that Executive would have received pursuant to Section 3.4(b).  In that case, Executive may nevertheless receive payments and/or need not reimburse the Company for any amounts paid to Executive pursuant to Section 8 which are in excess of the payments and benefits that Executive would have been entitled to receive under Section 3.4(b).  If Executive terminates his employment for Good Reason, then Executive shall not be subject to the provisions of this Section 6.

(b)                                 During Executive’s employment by the Company and for the duration of the Restriction Period thereafter, Executive shall not, except with the prior written consent of the Company, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Executive’s name to be used in connection with, any business or enterprise which owns or operates, or is actively seeking to own or operate, a gaming or pari-mutuel located within North America.

(c)                                  The foregoing restrictions shall not be construed to prohibit Executive’s ownership of less than 5% of any class of securities of any corporation which is engaged in any of the foregoing businesses and has a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising Executive’s rights as a shareholder, or seeks to do any of the foregoing.

(d)           Executive acknowledges that the covenants contained in Sections 5 through 7 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and, in particular, that the duration and geographic scope of such covenants are reasonable given the nature of this Agreement and the position that Executive will hold within the Company.  Executive further agrees to disclose the existence and terms of such covenants to any employer that Executive works for during the Restriction Period.

7.             Non-Solicitation.  During Executive’s employment by the Company and for a period equal to the greater of the Restriction Period or one year after the effective date of termination, Executive will not, except with the prior written consent of the Company, (i) directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who is, or was within a six month period prior to such solicitation or hiring, an executive or management employee of the Company or any of its affiliates for any position as an employee, independent contractor, consultant or otherwise or (ii) divert or attempt to divert any existing business of the Company or any of its affiliates.

8.             Change of Control.

8.1.          Consideration

(a)           Change of Control.  In the event of a Change of Control (as defined below), Executive shall be entitled to receive a cash payment in an amount equal to the product of three times the sum of (i) the highest annual rate of Base Salary in effect for Executive during the 24-month period immediately preceding the effective date of the Change in Control (the “Trigger Date”) and (ii) the highest amount of annual cash bonus compensation paid to Executive in respect of either the first or second full calendar year immediately preceding the Trigger Date.

(b)           Restrictive Provisions.  As consideration for the foregoing payments, Executive agrees not to challenge the enforceability of any of the restrictions contained in Sections 5, 6 or 7 of this Agreement upon or after the occurrence of a Change of Control.

8.2.          Payment Terms.  This change of control payment shall be made in two lump sum payments as follows: (i) 75% of such amount shall be paid to Executive in a lump-sum cash payment upon the Trigger Date; and (ii) 25% of such amount shall be paid to Executive in a lump-sum cash payment upon the 75th day following the Trigger Date, but not later than March 15 of the calendar year following the calendar year in which the Trigger Date occurs.  Notwithstanding any of the foregoing to the contrary, the payment contemplated by clause (ii) shall be paid immediately upon the earlier occurrence of any of the following: (a) Executive’s employment is terminated by the Company; or (b) Executive terminates employment for Good Reason (as defined below).

8.3.          Certain Other Terms.  In the event payments are being made to Executive under this Section 8, no payments shall be due under Section 3.4(b)(i) with respect to any termination of Executive’s employment following a Change of Control.  At the option of the Company, the Company may require Executive to execute the release attached hereto as Exhibit A; provided, however, that this requirement shall not in any way alter the timing of the payments to be made under Section 8.2.  In the event that the Company announces that it has signed a definitive agreement with respect to a Change of Control, the provisions of this Section 8 shall continue to apply to Executive if, during the period after the public announcement and immediately preceding the date such transaction is consummated or terminated, the Company terminates Executive’s employment without Cause or due to a disability; provided, however, that, in such event, any amount payable under this Section 8 shall be reduced by any payments received pursuant to Section 3.4(b)(i).

8.4.          Defined Terms.

(a)           The term Change of Control shall have the meaning given to such term in the Company’s 2008 Long Term Incentive Compensation Plan, as such may be amended or modified.

(b)           Good Reason.  The occurrence of any of the following events: (i) assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities or inconsistent with Executive’s legal or fiduciary obligations; (ii) any reduction in Executive’s compensation or substantial reduction in Executive’s benefits taken as a whole; (iii) following any Change of Control, any travel requirements materially greater than Executive’s travel requirements prior to the Change of Control; (iv) any failure of Executive to continue to serve as a member and Chairman of the Board, other than as a result of his voluntary resignation, refusal to stand for re-election or removal under Section 4.05(c)(1) or (c)(3)(A) of the Company’s By-Laws; or (iv) breach by the Company of any material term of this Agreement, or any other Agreement between Executive and the Company.  The foregoing notwithstanding, an event or condition will only constitute Good Reason if Executive provides the Company with written objection to the event or condition within 90 days following the occurrence thereof, the event or condition is not reversed or otherwise cured by the Company within 30 days of receipt of that written objection, and Executive resigns his employment within 240 days following the expiration of that cure period.

9.             Certain Tax Matters.

9.1.          Generally.  In the event Executive becomes entitled to receive the payments provided under Section 3 or Section 8 hereof or under any other plan or arrangement providing for payments (including, without limitation, accelerated vesting of equity incentive awards) under circumstances similar to those contemplated by such sections (the “Severance Payments”), and if any of the Severance Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall pay to Executive at the time specified for such payments, an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive shall be equal to the amount of the Severance Payments after deducting normal and ordinary taxes, but not deducting (a) the Excise Tax and (b) any federal, state and local income tax and Excise Tax payable on the payment provided for by this Section 9.

9.2.          Illustration.  For example, if the Severance Payments are $1,000,000 and if Executive is subject to the Excise Tax, then the Gross-Up Payment will be such that Executive will retain an amount of $1,000,000 less only any normal and ordinary taxes on such amount.  The Excise Tax and federal, state and local taxes and any Excise Tax on the payment provided by this Section 9 will not be deemed normal and ordinary taxes.

9.3.          Certain Terms.  For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, the following will apply:

(a)           Any other payments or benefits received or to be received by Executive in connection with a Change in Control of the Company or Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company’s Compensation Committee and acceptable to Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

(b)           The amount of the Severance Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (y) the total amount of the Severance Payments or (z) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying subsection (a) above); and

(c)           The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with proposed, temporary or final regulations under Sections 280G(d)(3) and (4) of the Code or, in the absence of such regulations, in accordance with the principles of Section 280G(d)(3) and (4) of the Code.  For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive on the Trigger Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes; and

(d)           In the event that the amount of Excise Tax attributable to Severance Payments is subsequently determined to be less than the amount taken into account hereunder at the time of determination then, subject to applicable law, appropriate adjustments will be made with respect to future payment(s) hereunder (if any).  If Executive becomes entitled to a Gross-Up Payment in excess of the amount initially determined and paid under Section 9.1, the Company shall pay the additional Gross-Up Payment within five (5) business days of the date on which the Company is notified of the amount of the Gross-Up Payment, but only to the extent that the Gross-Up Payment would be made by March 15 of the following the calendar year in which the Executive would be considered to have vested in the Gross-Up Payment for purposes of Section 409A.  To the extent any Gross-Up Payment is greater than initially determined and paid under Section 9.1 and cannot be made by March 15 following the end of the calendar year in which the Executive vests in such payment, then the Company shall instead make the payment promptly following the date on which the Executive remits the taxes to which the Gross-Up Payment relates to the applicable taxing authority, and in no event later than five (5) business days following the date on which such taxes are remitted; provided, however, that if the Executive is a key employee (within the meaning of Section 409A) and the Gross-Up Payment would be considered deferred compensation payable on account of Executive’s separation from service (as defined in Section 409A), payment will in no event be made prior to 6 months after the date of Executive’s separation from service.

9.4.          Fees and Expenses.  The Company shall reimburse Executive for all reasonable legal fees and expenses incurred by Executive in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code or any regulations pertaining thereto to any payment or benefit provided hereunder.  Any expense reimbursements made to satisfy the terms of this section shall be paid as soon as practicable but no later than 90 days after Employee submits evidence of such expenses to the Company (which payment date shall in no event be later than the last day of the calendar year following the calendar year in which the expense was incurred).  The amount of such reimbursements during any calendar year shall not affect the benefits provided in any other calendar year, and the right to any benefits under this paragraph shall not be subject to liquidation or exchange for another benefit.

10.           Document Surrender.  Upon the termination of Executive’s employment for any reason, Executive shall immediately surrender and deliver to the Company all documents, correspondence and any other information, of any type whatsoever, from the Company or any of its agents, servants, employees, suppliers, and existing or potential customers, that came into Executive’s possession by any means whatsoever, during the course of employment.

11.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Pennsylvania.

12.           Jurisdiction.  The parties hereby irrevocably consent to the jurisdiction of the courts of the Commonwealth of Pennsylvania for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be commenced, prosecuted and continued only in the state or federal courts having jurisdiction for matters arising in Wyomissing, Pennsylvania, which shall be the exclusive and only proper forum for adjudicating such a claim.

13.           Notices.  All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, delivered by guaranteed next-day delivery or sent by facsimile (with confirmation of transmission) or shall be deemed given on the third business day when mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, PA 19610
Fax: (610) 376-2842
Attention: President

If to Executive, to:

His then current home address.

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

14.           Contents of Agreement; Amendment and Assignment.

14.1.        This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements or understandings with respect to thereto, including without limitation, the Prior Agreement.  This Agreement cannot be changed, modified, extended, waived or terminated except upon a written instrument signed by the party against which it is to be enforced.

14.2.        Executive may not assign any of his rights or obligations under this Agreement.  The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of its assets or business by means of liquidation, dissolution, merger, consolidation, transfer of assets or otherwise.

15.           Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.  If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.  In addition, if any court determines that any part of Sections 5, 6 or 7 hereof is unenforceable because of its duration, geographical scope or otherwise, such court will have the power to modify such provision and, in its modified form, such provision will then be enforceable.

16.           Remedies.

16.1.        No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity.

16.2.        No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

16.3.        Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement by Executive and that the Company shall be entitled to specific performance and injunctive relief as remedies for any such breach, in addition to all other remedies available at law or equity to the Company.

16.4.        The Company will promptly reimburse Executive for all reasonable legal fees and expenses incurred by him in good faith in connection with (a) the negotiation and drafting of this Agreement, and (b) the application and enforcement of this Agreement.

17.           Construction.  This Agreement is the result of thoughtful negotiations and reflects an arms’ length bargain between two sophisticated parties, each represented by counsel.  The parties agree that, if this Agreement requires interpretation, neither party should be considered “the drafter” nor be entitled to any presumption that ambiguities are to be resolved in his or her favor.

18.           Beneficiaries/References.  Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive’s death by giving the Company written notice thereof.  In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

19.           Withholding.  All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes, as the Company is required to withhold pursuant to any law or governmental rule or regulation.  Except as specifically provided otherwise in this Agreement, Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

20.           Regulatory Compliance.  The terms and provisions hereof shall be conditioned on and subject to compliance with all laws, rules, and regulations of all jurisdictions, or agencies, boards or commissions thereof, having regulatory jurisdiction over the employment or activities of Executive hereunder.

21.           Section 409A.  This Agreement is intended to comply with the requirements of Section 409A and shall be construed accordingly.  If a cessation of employment or service giving rise to payments described in Section 3.4(b)(i) is not a “Separation from Service” within the meaning of Treas. Reg. §1.409A-1(h)(1) (or any successor provision) (“Separation from Service”), then the amounts otherwise payable pursuant to that section will be deferred until the Executive experiences a Separation from Service.  In addition, to the extent compliance with the requirements of Treas. Reg. §1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to the Executive upon or following his Separation from Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following the Executive’s Separation from Service (taking into account the preceding sentence) will be deferred without interest and paid to the Executive in a lump sum immediately following that six month period.  Each payment of nonqualified deferred compensation under this Agreement shall be treated as a separate payment for purposes of Code Section 409A.  Any reimbursements made pursuant to this Agreement shall be paid as soon as practicable but no later than 90 days after Employee submits evidence of such expenses to Corporation (which payment date shall in no event be later than the last day of the calendar year following the calendar year in which the expense was incurred).  The amount of such reimbursements during any calendar year shall not affect the benefits provided in any other calendar year, and the right to any such benefits shall not be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement on the date first above written.

PENN NATIONAL GAMING, INC.

By:	/s/ Robert S. Ippolito
Name:	Robert S. Ippolito
Title:	Vice President, Secretary and Treasurer

EXECUTIVE

/s/ Peter M. Carlino
Peter M. Carlino

Exhibit A

SEPARATION AGREEMENT AND GENERAL RELEASE

This is a Separation Agreement and General Release (hereinafter referred to as the “Agreement”) between                                          (hereinafter referred to as the “Employee”) and Penn National Gaming, Inc. (hereinafter referred to as the “Employer”).  In consideration of the mutual promises and commitments made in this Agreement, and intending to be legally bound, Employee, on the one hand, and the Employer on the other hand, agree to the terms set forth in this Agreement.

1.                                       Employer and Employee hereby acknowledge that [the Company notified Employee/Employee notified the Company on                                          that Executive’s employment pursuant to that certain Employment Agreement executed on                                          (“Employment Agreement”) would be terminated as of [                                        ].  Upon the termination of the Employment Agreement, Employee will be subject to the obligations and be the beneficiary of the surviving benefits, all as described in the Employment Agreement.  Employee’s last day of work will be                                         .

2.                                       (a)                                  When used in this Agreement, the word “Releasees” means the Employer and all or any of its past and present parent, subsidiary and affiliated corporations, companies, partnerships, joint ventures and other entities and their groups, divisions, departments and units, and their past and present directors, trustees, officers, managers, partners, supervisors, employees, attorneys, agents and consultants, and their predecessors, successors and assigns.

(b)                                 When used in this Agreement, the word “Claims” means each and every claim, complaint, cause of action, and grievance, whether known or unknown and whether fixed or contingent, and each and every promise, assurance, contract, representation, guarantee, warranty, right and commitment of any kind, whether known or unknown and whether fixed or contingent.

3.                                       In consideration of the promises of the Employer set forth in this Agreement and the Employment Agreement, and intending to be legally bound, Employee hereby irrevocably remises, releases and forever discharges all Releasees of and from any and all Claims that he (on behalf of either himself or any other person or persons) ever had or now has against any and all of the Releasees, or which he (or his heirs, executors, administrators or assigns or any of them) hereafter can, shall or may have against any and all of the Releasees, for or by reason of any cause, matter, thing, occurrence or event whatsoever through the effective date of this Agreement.  Employee acknowledges and agrees that the Claims released in this paragraph include, but are not limited to, (a) any and all Claims based on any law, statute or constitution or based on contract or in tort on common law, and (b) any and all Claims based on or arising under any civil rights laws, such as any Pennsylvania employment laws, or Title VII of the Civil Rights Act of 1964 (42 U.S.C. §2000e et seq.), or the Federal Age Discrimination in Employment Act (29 U.S.C. §621 et seq.) (hereinafter referred to as the “ADEA”), and (c) any and all Claims under any grievance or complaint procedure of any kind, and (d) any and all Claims based on or arising out of or related to his recruitment by, employment with, the termination of his employment with, his performance of any services in any capacity for, or any business transaction with, each or any of the Releasees.  Employee also understands, that by signing this Agreement, he is waiving all Claims against any and all of the Releasees released by this Agreement; provided, however, that as set forth in section 7(f)(1)(c) of the ADEA, as added by the Older Workers Benefit Protection Act of 1990, nothing in this Agreement constitutes or shall (i) be construed to constitute a waiver by Employee of any rights or claims that may arise after this Agreement is executed by Employee, or (ii) impair Employee’s right to file a charge with the U.S. Equal Employment Opportunity Commission (“EEOC”) or any state agency or to participate in an investigation or proceeding conducted by the EEOC or any state agency.  Notwithstanding the foregoing, this Agreement will not release any right of Employee (x) in his capacity as a shareholder or owner in the Company or any of its affiliates, (y) to be indemnified for any act or omission in his capacity as an employee, officer or director of the Company or any of its affiliates (whether arising under contract, the governing documents of the entity, state law or otherwise), or (z) in respect of vested benefits under the Company’s retirement or deferred compensation plans.

4.                                       In consideration of the promises of the Employee set forth in this Agreement and the Employment Agreement and intending to be legally bound, Employer hereby irrevocably remises, releases and forever discharges Employee and his heirs, successors and assigns from any and all Claims that the Employer ever had or now has though the effective date of this Agreement.

5.                                       Employee and Employer covenant and agree not to sue each other or any of the Releasees for any Claims released by this Agreement and to waive any recovery related to any Claims covered by this Agreement.

6.                                       Employee agrees to provide reasonable transition assistance to Employer (including without limitation assistance on regulatory matters, operational matters and in connection with litigation) for a period of one year from the execution of this Agreement at no additional cost; provided, such assistance shall not unreasonably interfere with Employee’s pursuit of gainful employment or result in Employee not having a separation from service (as defined in Section 409A of the Internal Revenue Code of 1986, as amended).  Any assistance beyond this period will be provided at a mutually agreed cost.  Employee further agrees that he will return to the Employer all property in his possession, including, but not limited to, keys, identification cards and credit cards, files, records, publications, address lists and documents that belong to each or any of the Releasees.  Such documents also include, without limitation, any documents created or made by Employee during his employment with the Employer.

7.                                       Employee agrees that, except as specifically provided in this Agreement and the Employment Agreement, there are no compensation, benefits, or other payments due or owed to him by each or any of the Releasees.

8.                                       Except where disclosure has been made by the Company pursuant to applicable federal or state law, rule or regulation, Employee agrees that the terms of this Agreement are confidential and that he will not disclose or publicize the terms of this Agreement and the amounts paid or agreed to be paid pursuant to this Agreement to any person or entity, except to his spouse, his attorney, his accountant, and to a government agency for the purpose of payment or collection of taxes or application for unemployment compensation benefits.  Employee agrees that his disclosure of the terms of this Agreement to his spouse, his attorney and his accountant shall be conditioned upon his obtaining agreement from them, for the benefit of the Employer, not to disclose or publicize to any person or entity the terms of this Agreement and the amounts paid or agreed to be paid under this Agreement.  Further, Employer and Employee agree not to make any false, misleading, defamatory or disparaging communications about the other party (including without limitation Employer’s products, services, partners, investors or personnel) and to refrain from taking any action designed to harm the public perception of the other party or the Releasees.  Employee further agrees that he has disclosed to Employer all information, if any, in his possession, custody or control related to any legal, compliance or regulatory obligations of Employer and any failures to meet such obligations.

9.                                       The terms of this Agreement are not to be considered as an admission on behalf of either party.  Neither this Agreement nor its terms shall be admissible as evidence of any liability or wrongdoing by each or any of the Releasees in any judicial, administrative or other proceeding now pending or hereafter instituted by any person or entity.  The Employer is entering into this Agreement solely for the purpose of effectuating a mutually satisfactory separation of Employee’s employment.

10.                                 All provisions of this Agreement are severable and if any of them is determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force to the fullest extent permitted by law.

11.                                 This Agreement shall be governed by and interpreted under and in accordance with the laws of Pennsylvania.  Any suit, claim or cause of action arising under or related to this Agreement shall be submitted by the parties hereto to the exclusive jurisdiction of the courts of Pennsylvania or to the federal courts located therein if they otherwise have jurisdiction.  The breach of any promise in this Agreement by any party shall not invalidate this Agreement or the release and shall not be a defense to the enforcement of the Agreement against any party.

12.                                 This Agreement constitutes a complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, offer letters, negotiations, or discussions relating to the subject matter of this Agreement.  With the exception of the Employment Agreement, no other agreement shall be binding upon each or any of the Releasees, including, but not limited to, any agreement made hereafter, unless in writing and signed by an officer of the Employer, and only such agreement shall be binding against the Employer.

13.                                 Employee is advised, and acknowledges that he has been advised, to consult with an attorney before signing this Agreement.

14.                                 Employee acknowledges that he is signing this Agreement voluntarily, with full knowledge of the nature and consequences of its terms.

15.                                 All executed copies of this Agreement and photocopies thereof shall have the same force and effect and shall be as legally binding and enforceable as the original.

16.                                 Employee acknowledges that he has been given up to twenty-one (21) days within which to consider this Agreement before signing it.  Subject to paragraph 17 below, this Agreement will become effective on the date of Employee’s signature hereof.

17.                                 For a period of seven (7) calendar days following his signature of this Agreement, Employee may revoke the Agreement, and the Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired.  Employee may revoke this Agreement at any time within that seven (7) day period, by sending a written notice of revocation to the                                         .  Such written notice must be actually received by the Employer within that seven (7) day period in order to be valid.  If a valid revocation is received within that seven (7) day period, this Agreement shall be null and void for all purposes.  Payment of the severance pay amount set forth in the Employment Agreement will be paid in the manner and at the time(s) described in the Employment Agreement.

IN WITNESS WHEREOF, the Parties have read, understand and do voluntarily execute this Separation Agreement and General Release which consists of four pages.

EMPLOYER	EMPLOYEE

By:	By:

Date:	Date: